Exhibit 99.1

From: Dominic Jones [mailto:dominic.jones@strategytorevenue.com]
Sent: Wednesday, April 27, 2016 11:43 AM
To: Gary Macleod <gmacleod@alphapoint-us.com>
Subject: Resignation from AlphaPoint Board

Gary,

Further to our conversation, please accept this email as confirmation of my resignation from the AlphaPoint board.  Due to time constraints I will not be able to continue.

Best regards,

Dominic

Dominic Jones

tel: +1 941 284 9032

email: dominic.jones@strategytorevenue.com

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